UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 6, 2020

LINCOLN EDUCATIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934  (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock No Par Value	LINC	NASDAQ

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Retirement

On August 6, 2020, Alvin O. Austin, one of the members of the board of directors (the “Board”) of Lincoln Educational Services Corporation (the “Company”), advised of his intention to step down from the Board, effective as of 11:59 p.m. on August 6, 2020, from the positions of director, chair of the Nominating & Corporate Governance Committee and member of the Compensation Committee of the Company. Mr. Austin’s decision to retire and resign from the Board was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. The Board and management of the Company sincerely thank Mr. Austin for his dedicated service over the past ten years.

On August 6, 2020, Peter Burgess notified the Board that he will not be standing for re-election as a director at the Company’s 2021 Annual Meeting of Shareholders because of his plans to retire before such time.  Mr. Burgess’ decision to retire and resign from the Board is not due to any disagreement between him and the Corporation.  Mr. Burgess continues to serve as Chair of the Audit Committee.

Expansion in Board Size

Effective August 6, 2020, concurrent with notice from Mr. Burgess of his plans to retire, the Board increased the size of the Board from nine directors to ten directors.

Appointment of Directors

On August 6, 2020, at a meeting of the Board and upon the recommendation of the Nominating & Corporate Governance Committee, the Board appointed Michael Plater, Ph.D. and Carlton Rose as independent directors, effective as of 12:00 a.m. August 7, 2020, to fill the vacancies created by Mr. Austin’s retirement and the increase in the size of the Board.  Dr. Plater and Mr. Rose will each serve until the Company’s 2021 Annual Meeting of Shareholders, when they will be subject to re-election to the Board by a vote of the Company’s shareholders, or until their earlier resignation or removal.

At the meeting, the Board also appointed Dr. Plater to the Nominating & Corporate Governance Committee and Mr. Rose to the Compensation Committee.

Dr. Plater is President Emeritus of Strayer University having begun his career at Strayer in 2010 holding successive positions as Provost and Chief Academic Officer, Interim President and President before his retirement. Prior to joining Strayer, Dr. Plater held various positions in education administration at such institutions as Milton Academy, Wharton Small Business Development Center, The College of William and Mary, Graduate School of Business, The University of Florida, College of Business Administration, Brown University and North Carolina A&T State University.  Dr. Strayer is a graduate of Harvard College with an AB degree in Economics and holds a Masters of Business Administration from The Wharton School and a Ph.D from The College of William and Mary.  Dr. Plater is also a veteran of the US Marine Corps.

Mr. Rose is President, Global Fleet Maintenance & Engineering for United Parcel Service responsible for all facets of global automotive engineering including inventory and asset management, safety performance and procurement of a vehicle fleet of over 380,000 pieces of equipment.  Mr. Rose begun his UPS career in 1980 as a package handler and has held positions throughout the organization from skilled technician to management.  Mr. Rose’s experience with UPS includes key leadership assignments in package operations, industrial engineering, plant engineering and sales. Mr. Rose is a graduate of Lincoln Technical Institute’s program in automotive engineering and a member of its Hall of Fame.

There are no arrangements or understandings between either of Dr. Plater or Mr. Rose and any other persons pursuant to which Dr. Plater and Mr. Rose were selected as directors. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on the one hand, and Dr. Plater and Mr. Rose, on the other hand, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointments of Dr. Plater and Mr. Rose is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Committee Changes

Effective August 7, 2020, the Board made certain changes to committee composition with a view to providing for transition for Mr. Burgess’ planned retirement from the Board. The table below summarizes the membership information for each of the committees of the Company’s Board as of August 7, 2020:

	Nominating & Corporate Governance	Compensation	Audit
J. Barry Morrow
John A. Bartholdson	X	X	X
Peter S. Burgess CPA			X*
James J. Burke Jr.	X	X*
Kevin Carney			X**
Celia H. Currin	X*		X
Ronald E. Harbour	X	X
Scott M. Shaw
Michael Plater, Ph.D.	X
Carlton Rose		X

*	Chair
**	Chair Elect

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Lincoln Educational Services Corporation, dated August 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: August 12, 2020

	By:	/s/ Alexandra M. Luster
	Name:	Alexandra M. Luster
	Title:	General Counsel